SERVICING AGREEMENT

THIS SERVICING AGREEMENT, dated this --- day of________, ____, by and between Clarendon Insurance Agency, Inc., a Massachusetts corporation (the "Underwriter") and (the "Company").

WITNESSETH

WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

WHEREAS, the Underwriter is the principal underwriter, as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), for the sale of the shares of beneficial interest of the securities of each series (each a "Fund") of the Sun Capital Advisers Trust (the "Trust"), an open-end management investment company registered under the 1940 Act ;

WHEREAS, the Trust may sell Fund shares to life insurance companies (the "Participating Insurance Companies") for allocation to separate accounts (the "Accounts") that issue variable annuity contracts and variable life insurance policies (the "Variable Contracts") and to certain tax-qualified retirement plans;

WHEREAS, the Board of Trustees of the Trust has adopted a Distribution and Service Plan pursuant to Rule 12b-1 (the "Service Plan") under the 1940 Act authorizing the Trust to pay the Underwriter a service fee for certain services rendered in connection with certain shares (the "Service Class Shares") of each Fund;

WHEREAS, the Service Plan authorizes the Underwriter to pay Participating Insurance Companies, financial intermediaries and broker-dealers for rendering certain services in connection with the maintenance and distribution of Variable Contracts that invest in Service Class Shares;

WHEREAS, the Company is a Participating Insurance Company that has entered into a Participation Agreement with the Trust pursuant to which the Company may buy and sell Service Class Shares of certain Funds of the Trust in order to fund Variable Contracts; and

WHEREAS, the Underwriter is an affiliate of the Company and the principal underwriter for Variable Contracts issued by the Company; and

WHEREAS, the Company performs certain services, including the making of commission payments to financial intermediaries and broker-dealers on behalf of the Underwriter in its capacity as principal underwriter for the Variable Contracts issued by the Company:

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Underwriter and the Company do hereby agree as follows:

1. The Company, on its own or through its affiliates, agents or designees (collectively the "Service Provider") agrees to provide services in connection with the maintenance and distribution of Variable Contracts that invest in Service Class Shares. Such services (the "Eligible Services") may include, without limitation, the following:

  Providing compensation to and reimbursing expenses (including overhead, travel and telephone services) of officers, sales representatives and employees of the Service Provider who engage in or support distribution of Service Class shares;
  Printing and mailing of prospectuses, statements of additional information and reports for other than existing holders of Variable Contracts investing indirectly in Service Class shares;

(c) Providing compensation (including incentive compensation) to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Variable Contracts that offer Service Class shares;

(d) Reimbursing expenses relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Service Class shares;

(e) Reimbursing expenses of holding seminars and sales meetings designed to promote the distribution of Service Class shares;

(f) Obtaining information and providing explanations to Variable Contract owners regarding Trust investment objectives and policies and other information about the Trust and its Series, including the performance of the Series;

(g) Reimbursing expenses of training sales personnel regarding the Service Class shares;

(h) Providing compensation to sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Service Class shares; and

(i) Providing personal services and/or maintenance of Variable Contract owner accounts with respect to Service Class shares attributable to such accounts.

  Providing other usual or incidental services to holders of Variable Contracts or in connection with the maintenance of Variable Contracts that invest in Service Class Shares; and
  Performing such other services as the Underwriter may request and the Service Provider may agree to perform.

2. In consideration for the Eligible Services provided by the Service Provider under this Agreement, the Underwriter shall pay the Service Provider a fee (the "Service Fee") as set forth on the attached Schedule A. The Service Provider's acceptance of the Service Fee is the Service Provider's acknowledgment that Eligible Services have been rendered. The Service Provider shall furnish the Underwriter or the Trust with such information as shall reasonably be requested by the Trust's Boards of Trustees ("Trustees") with respect to the Eligible Services rendered by the Service Provider pursuant to this Agreement. The Service Provider agrees to waive payment of the Service Fee payable under this Agreement until such time as the Underwriter has received such fee from the Trust.

3. The Service Provider agrees to provide complete disclosure, as required by all applicable statutes, rules and regulations, of the Service Fee received under this Agreement in the prospectuses for the Variable Contracts.

4. This Agreement shall continue in effect for so long as such continuance is specifically approved at least annually by a majority vote of the Trustees of the Trust, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Service Plan or any related agreement (the "Independent Trustees"). This Agreement may be terminated at any time, without payment of any penalty, by either party on 60 days' written notice to the other party. The Service Plan may be terminated at any time with respect to the Service Class shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing the Service Class shares of such Fund. In the event of any such termination of the Service Plan, this Agreement shall automatically terminate to the same extent as the Service Plan. This Agreement shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

5. In the event of any dispute between the parties, this Agreement shall be construed according to the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seals to be hereto affixed as of the day and year first above written.

CLARENDON INSURANCE AGENCY, INC.

By:

For President

By:

For Clerk

[COMPANY ]

By:

For President

By:

For Clerk

J:\GC\LAWDEPT\MMurphy2004\SCA Trust\12b-1\Services Agmt draft4.doc

Schedule A

SERVICE FEE

The Underwriter shall pay the Service Provider a Service Fee at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Service Class shares of the Funds held by the Company's separate accounts.